Exhibit 3.2

AMENDMENT TO

RESTATED CERTIFICATE OF INCORPORATION

OF

NOVACEA, INC.

a Delaware Corporation

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

May [    ], 2006

The undersigned hereby certifies that:

1. The following amendment to the Restated Certificate of Incorporation of Novacea, Inc. (the “Corporation”) has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

2. Paragraph A of Article FOURTH of the Restated Certificate of Incorporation of the Corporation is hereby amended to add the following paragraphs immediately after the first paragraph of such Paragraph A of Article FOURTH:

“Effective immediately upon the filing of this amendment to the Restated Certificate of Incorporation (the “Effective Time”), subject to the treatment of fractional share interests described below: (i) each three and one half (3.5) issued and outstanding shares of Series A-1 Preferred Stock shall, without further action by the Corporation or the holder thereof, be combined, reclassified and changed into one (1) share of Series A-1 Preferred Stock; (ii) each three and one half (3.5) issued and outstanding shares of Series A-2 Preferred Stock shall, without further action by the Corporation or the holder thereof, be combined, reclassified and changed into one (1) share of Series A-2 Preferred Stock; (iii) each three and one half (3.5) issued and outstanding shares of Series B Preferred Stock shall, without further action by the Corporation or the holder thereof, be combined, reclassified and changed into one (1) share of Series B Preferred Stock; (iv) each three and one half (3.5) issued and outstanding shares of Series B-1 Preferred Stock shall, without further action by the Corporation or the holder thereof, be combined, reclassified and changed into one (1) share of Series B-1 Preferred Stock; (v) each three and one half (3.5) issued and outstanding shares of Series C Preferred Stock shall, without further action by the Corporation or the holder thereof, be combined, reclassified and changed into one (1) share of Series C Preferred Stock; (vi) each three and one half (3.5) issued and outstanding shares of Series C-1 Preferred Stock shall, without further action by the Corporation or the holder thereof, be combined, reclassified and changed into one (1) share of Series C-1 Preferred Stock; and (vii) each three and one half (3.5) issued and outstanding shares of Common Stock shall, without further action by the Corporation or the holder thereof, be combined, reclassified and changed into one (1) share of Common Stock; provided, however, that in lieu of any fractional interests in shares of Preferred Stock and Common Stock to which any stockholder would otherwise be entitled pursuant hereto, including as applicable any holder of Preferred Stock and taking into account all shares of capital stock owned by any such stockholder, such stockholder shall be entitled to receive a cash payment equal to the amount determined by the Board of Directors to be the fair value of such a share multiplied by such fraction.”

3. Paragraph B(3)(a) of Article FOURTH of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as set forth below:

“Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Preferred Stock, into that number of fully-paid and nonassessable shares of Common Stock determined as follows (i) in the case of Series A-1 Preferred, $4.375 divided by the Series A-1 Conversion Price, (ii) in the case of Series A-2 Preferred, $6.125 divided by the Series A-2 Conversion Price, (iii) in the case of Series B Preferred, $7.175 divided by the Series B Conversion Price, (iv) in the case of Series B-1 Preferred, $7.175 divided by the Series B-1 Conversion Price, (v) in the case of Series C Preferred, $8.75 divided by the Series C Conversion Price and (vi) in the case of Series C-1 Preferred, $8.75 divided by the Series C-1 Conversion Price. The “Series A-1 Conversion Price” shall initially be $4.375 and shall be subject to adjustment as provided herein. The “Series A-2 Conversion Price” shall initially be $6.125 and shall be subject to adjustment as provided herein. The “Series B Conversion Price” and the “Series B-1 Conversion Price” shall each initially be $7.175 and shall be subject to adjustment as provided herein. The “Series C Conversion Price” and the “Series C-1 Conversion Price” shall each initially be $8.75 and shall be subject to adjustment as provided herein. For the avoidance of doubt, notwithstanding any provision to the contrary in the Restated Certificate of Incorporation, there shall not be any adjustment to each Conversion Price set forth herein as a result of the reverse stock split effected by this amendment. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Preferred Stock, into one fully-paid and nonassessable share of Series B-1 Preferred Stock. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent, into one fully-paid and nonassessable share of Series C-1 Preferred Stock”

4. The capital of the corporation will not be reduced under or by reason of the foregoing amendment.

* * * * *

2.

IN WITNESS WHEREOF, this amendment to the Restated Certificate of Incorporation of the Corporation is hereby executed by the undersigned as of the date first set forth above.

By:	Alan C. Mendelson
Title:	Secretary

3.